Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the prospectus, dated June 27, 2024, included in this Pre-Effective Amendment No. 2 to the Registration Statement (Form N-2, Securities Act File No. 333-276926, 1940 Act File No. 811-23932) of Pershing Square USA, Ltd. (the “Registration Statement”).

We also consent to the use of our report dated June 21, 2024, with respect to the financial statements of Pershing Square USA, Ltd. as of May 31, 2024 and for the period from November 28, 2023 (inception) to May 31, 2024, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

June 27, 2024